EXHIBIT 4.9

GEORGIA RESIDENTIAL LEASE AGREEMENT

565 MOUNTAINVIEW

Please note: This exhibit has been redacted to remove name and contact information of tenant for which the issuer would consider disclosure of to be a “clearly unwarranted invasion of personal privacy” and for which the issuer “customarily and actually treats… as private or confidential and… is not material”. Redactions are indicated by a black box.

LEASE FOR RESIDENTIAL PROPERTY

For and in consideration of Ten Dollars ($10.00), the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned Landlord and the undersigned Tenant do hereby agree as follows:

A. PRIMARY TERMS The primary terms of this lease are set forth in this Section and are subject to the explanations and clarifications set forth in Corresponding Paragraphs Section B of the Lease. Landlord agrees to lease to Tenant and Tenant agrees to lease from Landlord the Premises identified herein on this date of December 02, 2025 under the terms and conditions of which are set forth as follows:

1. Name of Landlord: 565 Mountainview Drive, LLC (“Landlord”)

Name of Tenant(s):                (“Tenant”)

Property Address: 565 Mountainview Dr, Covington, GA 30016 (“Premises”)

2. Lease Start Date: February 01,2026 Last Day of Lease (Lease End Date): January 31,2027. Tenant may terminate this Lease without penalty if possession is not granted within 15 days after the Lease Start Date (“Approved Delay Period”)

3. Rent: Tenant shall pay monthly rent of $1775.00

Rent Shall Be Payable To Excalibur Homes, LLC (Manager) and mailed to 1111 Alderman Dr. Ste 270 Alpharetta, GA 30005 or delivered in person to: 1111 Alderman Dr. Ste 270 Alpharetta, GA 30005 (“Rent Payment Address”)

Form of Payment: Tenant may pay rent by Personal checks, certified checks, or money orders delivered to Rent Payment Address. Tenant can pay by Auto-debit (Free) or make one time payments through Manager’s portal for a fee of $10.00 per ACH payment and $15 per debit card payment. Tenant may pay by credit card through Manager’s portal which will include a convenience fee of 3.5% to offset the merchant services fees charged by the credit card companies. For security purposes Cash is not accepted. Any of these options may be discontinued by Landlord subject to paragraph B.4. for payments returned by the bank as unpaid or credit card transactions which are reversed.

4. Due Date for Rent: Rent shall be paid no later than by the 11:59 p.m. on the 5th day of the month (“Due Date”).

A. Late Fee. Rent paid after the Due Date shall be late and must include additional rent of 10% of the monthly rental rate (“Additional Rent for Late Payment”) and must be paid by: Certified Check or Money Order.

B. Service Charges: Tenant shall pay Landlord the following Service Charges:

(1) Posting 3 Day Notices: $65.00 each to post a 3 Day Notice to Vacate or Pay conspicuously on the Property;

(2) Dishonored Check or Rejected Electronic (ACH) Payment $50.00 each.

(3) Fee for Each Utility Bill Paid by Landlord: Tenant shall pay Landlord a fee of $25.00 for each utility bill which his Tenant's responsibility to pay but Landlord is paying due to Tenant not transferring that utility account to Tenant's name. (This fee shall be in addition to the amount of the utility bill which Tenant shall be obligated to pay immediately)

5. Notices: A party electing not to renew the Lease is required to provide the other party 60 days notice to terminate this Lease.

6. Security Deposit: Tenant shall pay Excalibur Homes, LLC (Holder) a security deposit of $1675.00. This deposit will be held in Escrow Account at Column Bank.

7. Non-Refundable Administrative Fee Paid by Tenant: $ 200.00.

8. Re-Key Fee Paid by Tenant upon Lease Termination: $70.00 per lock/cylinder (a handset and a deadbolt equals 2 locks); garage remote, gate fob, mailbox key, etc.

9. Utilities provided by Landlord include those checked here: None

10. Lawn & Exterior Maintenance: Tenant shall maintain the lawn per Paragraph B.10. with the following exception(s):

11. Use: Only the following people are authorized to occupy the Premises:

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12. Pets: Tenant Shall be allowed to keep pets on the premises. If pets are allowed a separate pet exhibit must be attached hereto and incorporated into this Lease.

13. Smoking: Tenant shall not be allowed to smoke within the Premises.

14. Pest Control: Pest Control, as defined in the Lease, shall be the responsibility of and paid for by Tenant

15. No Subletting. No subletting of any kind including, but not limited to, nightly rental services such as AIRBNB.com VRBO.com, or home exchange services such as HomeExchange.com. All occupants of the Premises must be identified in this Lease.

16. The Appliances listed are provided by Landlord and will be maintained or repaired by Landlord:

Dishwasher

17. Lead Based Paint: Premises Was built prior to 1978. Tenant acknowledges receipt of the Protect Your Family From Lead in Your Home and the Lead-Safe Certified Guide to Renovate Right pamphlets.

18. Liquidated Damages: Tenant shall immediately pay Landlord liquidated damages in the amounts set forth below for the following:

A. To Halt a Dispossessory Action Against Tenant: $300.00.

B. Each Time Tenant Denies Access to the Premises to Landlord and Landlord’s Contractors and Representatives: $80.00.

C. For Each Day Tenant Keeps an Unauthorized Pet in the Premises: $75.00.

D. For Smoking or Permitting Unauthorized Smoking in the Premises: $375.00.

E. To Reconnect Any Utility Which Has Been Disconnected by Tenant without Landlord’s Permission in Violation of This Lease: $175.00.

19. Tenant’s Option to Terminate Early: Tenant has the right to terminate this Lease early as long as all of the following requirements are met. If Tenant has not complied with all of these requirements, tenant’s move out prior to the end of the lease term will be dealt with in accordance with Georgia law (Tenant will owe all of the rent due through the end of the lease term or until a new tenant has moved into Property and starts paying rent):

A. Give Landlord no less than 60 days prior notice of the termination.

B. Pay an amount equal to one month’s rent as Liquidated Damages.

C. Pay an Early Lease Termination Administrative Fee of $500.00.

20. Landlord’s Option to Terminate Early: Landlord shall have the right to terminate this Lease early by giving Tenant 60 days’ notice of Landlord’s decision to terminate the Lease early. Upon such termination, Landlord shall pay Tenant an amount equal to one month’s rent as liquidated damages (“Early Termination Fee to Tenant”).

21. Additional Rent for Holding Over: The daily rate for holding over beyond the term or termination of the Lease is three (3) times the prorated daily rate per day (“Holding Over Rate”).

22.Fee to Prepare Lease Amendment: $50.00

23. Renewal Term: This Lease for a term can be renewed only by a new lease signed by both Landlord and Tenant. Otherwise, after the expiration of the Lease Term, with Landlord's consent this Lease will renew on a month-to-month basis, with all other terms and conditions of the Lease remaining in full effect, but then may be terminated at any time by Landlord or Tenant by giving a minimum of sixty (60) days written notice of termination of the Lease prior to the end of any month. Each monthly rent payment due during any month-to-month term shall include an additional rent payment of $500.00.

24. Leasing Broker is and is: Listing Broker is Excalibur Homes, LLC and is:

Representing Landlord as client.

25. Material Relationship Disclosure: Broker and/or their affiliated licensees disclose the following material relationships: None.

26. Authorized Agent Disclosure: The name and address of the Owner of record of the Premises or the person authorized to act for and on behalf of the Owner for the purpose of serving of process and receiving demands and notices is as follows:

_Landlord, as named above, in care of Excalibur Homes, LLC, 1111 Alderman Dr. Ste 270, Alpharetta, GA 30005 .

Manager: The name and address of the person authorized to manage the Premises and Property is as follows:

Brokerage Firm: Excalibur Homes, LLC, 1111 Alderman Dr. Ste 270, Alpharetta, GA 30005 (hereinafter “Manager”).

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B. CORRESPONDING PARAGRAPHS

1. Agreement to Lease. The Parties agree to enter into this Lease for the Premises which may be further described in Exhibit “A”. The Premises may be part of a larger property (“Property”). If so, Tenant shall have the right to use the common areas of the Property subject to: (1) all rules, regulations and covenants applicable thereto; and (2) the common areas being reduced, modified, altered or being made subject to further use restrictions by Landlord or any community association responsible for the same.

2. Term and Possession. If Landlord is unable to deliver possession of Premises on the Start Date, rent shall not begin until possession is granted. If possession is not granted by the end of the Approved Delay Period, Tenant may, by giving notice to Landlord, terminate this Lease in which event Landlord shall promptly refund all rent and deposits to Tenant (see A.2.). Neither Landlord nor Broker shall be liable for any delay in the delivery of possession of Premises to Tenant.

3. Rent. Tenant shall pay rent in advance to Landlord monthly, and on or before the Due Date during the Lease Term (see A.3.) to the Rent Payment Address (or at such other address as may be designated from time to time by Landlord in writing). If the Start Date or the Ending Date is on the second day through the last day of any month, the rent charge shall be prorated for that month. Tenant is required to pay an amount equal to one full month’s rent upon taking possession of the Premises. Tenant will pay the prorated rent charge on the first day of the next calendar month following the Lease Start Date. Mailing the rent payment shall not constitute payment. Rent must be actually received by Landlord to be considered paid. Tenant acknowledges that all funds received by Landlord will be applied to the oldest outstanding balance owed by Tenant to Landlord.

4. Due Date, Late Payment; Service Charges for Posting 3 Day Notices and Returned Checks.

A. Rent not paid in full by the Due Date shall be late (see A.4.). Landlord may, but shall have no obligation to, accept any rent paid after the Due Date. If late payment is made and Landlord accepts the same, the payment must include Additional Rent for Late Payment in the form of cashier’s check, certified check or wire transfer of immediately available funds, and if applicable, the Service Charge for any returned check. Landlord reserves the right, upon notice to Tenant, to refuse to accept personal checks or Electronic Funds Transfers (EFT) from Tenant after one or more of Tenant’s personal checks or EFT payments have been returned by the bank unpaid. Tenant agrees to pay Landlord a Service Charge for each occasion where Landlord has a 3 Day Notice to Vacate or Pay delivered and conspicuously posted on Property.

B. Delivery and Posting of 3 Day Vacate or Pay notices in accordance with O.C.G.A. 44-7-50: As required under Georgia law, each time Landlord has delivered and posted a Three (3) Day Notice to Vacate or Pay to Tenant due to Tenant’s default for unpaid charges, the amount specified in Section A above of this Lease shall be due as additional rent along with all other amounts required to halt the dispossessory action.

5. Notices. Either Party must provide the other Party 60 days’ notice of their intent to terminate this Lease. Any notice(s) to Tenant regarding Tenant’s default due to unpaid charges will be delivered and posted in accordance with O.C.G.A. 44-7-50. A.

All Notices Must Be In Writing. All notices, including but not limited to offers, counteroffers, acceptances, amendments, demands, notices of termination or vacating and other notices, required or permitted hereunder shall be in writing and signed by the party giving the notice or sent from the email address of one of the. The requirements of this notice paragraph shall apply even prior to this Agreement becoming binding.

B. Method of Delivery of Notice. Subject to the provisions herein, all notices shall be delivered either: (1) in person; (2) by an overnight delivery service, prepaid; (3) by registered or certified U. S. mail, pre-paid return receipt requested; (4) posted at a conspicuous place on the Premises. A notice to a party shall be deemed to have been delivered and received upon the earliest of the following to occur: (1) the actual receipt of the written notice by a party; (2) in the case of delivery by a Delivery Service, when the written notice is delivered to an address of a party set forth herein (or subsequently provided by the party following the notice provisions herein),provided that a record of the delivery is created; (3) in the case of delivery electronically, on the date and time the written notice is electronically sent to an e-mail address (or subsequently provided by the party following the notice provisions herein). Notice to a party shall not be effective unless the written notice is sent to an address or email address of the party set forth herein (or subsequently provided by the party following the notice provisions herein).

C. When Notice Is Deemed Received. Except as may be provided herein, a notice shall not be deemed to be given, delivered or received until it is actually received. In the event of a dispute regarding notice, the burden shall be on the party giving notice to prove delivery.

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D. Certain Types of Signatures Are Originals. A secure electronic facsimile signature shall be deemed to be an original signature for all purposes herein. An e-mail notice shall be deemed to have been signed by the party giving the same if the e-mail is sent from the e-mail address of that party and is signed with a “secure electronic signature” as that term is defined under Georgia Law. Secure digital signatures, from services such as DocuSign, will also be treated as original signatures.

E. When Manager Authorized to Accept Notice for Client: Manager shall not have the authority to accept notice on behalf of a Tenant or Landlord except that a Manager acting as the Manager hereunder shall be authorized to receive notices on behalf of Landlord and notices delivered to Manager shall for all purposes herein be deemed to be notice to Landlord provided that the notice is delivered to Manager following the notice proceedings set forth here to Manager’s address, facsimile number or e-mail address of Manager set forth herein (or subsequently provided by the Manager to Tenant following the notice provisions herein).

F. Automated and AI-Driven Communications.

Tenant acknowledges and agrees that Landlord and/or Landlord’s property management representatives may use automation technologies and artificial intelligence (AI) tools to facilitate business operations, including, but not limited to:

(a) sending automated or AI-generated communications via email, text message (SMS), phone calls, or through online portals or applications;

(b) handling inbound and outbound phone calls using AI voice agents;

(c) delivering automated reminders or notices regarding rent payments, past due balances, lease renewals, maintenance appointments, or other matters relevant to the lease or the Property.

These systems may generate and transmit messages without direct human intervention, although all such messages shall be reasonably related to the operation, management, or enforcement of this Lease. By signing this Lease, Tenant consents to receiving such automated communications and acknowledges that these communications may be monitored or recorded for quality, training, or legal compliance purposes.

Opt-Out Limitations.

Tenant understands that certain communications are necessary for lease compliance and property management. As such, opting out of essential communications (e.g., rent reminders, legal notices, or urgent maintenance alerts) may not be permitted. Where opt-out is allowed under law or policy, Tenant may request to opt out of non-essential communications by contacting the management office in writing.

Data Privacy and Use.

Any use of Tenant information through AI or automated systems will be governed by applicable data protection laws. Landlord shall take reasonable measures to protect Tenant data and will not sell Tenant information to third parties without consent, except as otherwise permitted under applicable law or as necessary to enforce the Lease.

6. Security Deposit.

A. Move-In: Prior to Tenant tendering a Security Deposit, Landlord shall provide Tenant with a comprehensive list of any existing damages to Premises. Prior to taking occupancy, Tenant will be given the right to inspect Premises to ascertain the accuracy of the form. Both Landlord and Tenant shall sign the form and Tenant shall be entitled to retain a copy of the form. Tenant acknowledges that Tenant has carefully inspected the Premises, is familiar with the same and that the Premises are in a good and habitable condition.

B. Deposit of Same: Holder of the Security Deposit (“Holder”) shall deposit the Security Deposit within five (5) banking days of receiving the same into the bank and account referenced herein. If Landlord is managing the Premises, the Security Deposit may be deposited in a general account, and it will not be segregated and will be co-mingled with other funds of Holder. All interest earned on the above-referenced account shall belong to the Holder. Holder shall have the right to change the bank in which the Security Deposit is held upon notice to Landlord and Tenant, provided that the type of account remains the same. Landlord shall have the right upon fourteen (14) days prior notice to Holder and Tenant to change the Holder of the Security Deposit and / or the bank account into which the Security Deposit is deposited; provided that the new Holder designated by Landlord is a licensed Georgia Real Estate broker and the bank account into which the Security Deposit is deposited into is an Escrow/Trust Account. (see A.6.)

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C. Return of Security Deposit: The balance of the Security Deposit to which Tenant is entitled shall be returned to Tenant by Holder within thirty (30) days after the termination of this Agreement or the surrender of Premises by Tenant, whichever occurs last (hereinafter “Due Date”); provided that Tenant meets all of the following requirements: (1) the full term of the Lease has expired; (2) Tenant has given the required written notice to vacate; (3) the Premises is clean and free of dirt, trash and debris; (4) all rent, additional rent, fees and charges have been paid in full; (5) there is no damage to the Premises or the Property except for normal wear and tear or damage noted at the commencement of the Lease in the Move-In Move-Out Inspection Form signed by Landlord and Tenant; and (6) all keys to the Premises and to recreational or other facilities, access cards, gate openers and garage openers have been returned to Landlord or Manager.

D. Deductions from Security Deposit: Holder shall have the right to deduct from the Security Deposit: (1) the cost of repairing any damage to Premises or Property other than normal wear and tear caused by Tenant, Tenant’s household, or their invitees, licensees and guests; (2) unpaid rent, utility charges, or utility charges resulting from Tenant not immediately transferring utilities serving the Premises into Tenant's name, or pet fees; (3) cleaning costs if Premises is left unclean; (4) the cost to remove and dispose of any personal property; (5) late fees and any other unpaid fees, costs and charges referenced herein; (6) a fee to rekey the locks either upon the termination of the Lease or to replace any mailbox keys or access cards not returned by Tenant at move out; and (7) any other costs and expenses resulting from Tenant’s violation of this Lease.

E. Move-Out Statement: Holder shall provide Tenant with a statement (“Move-Out Statement”) listing the exact reasons for the retention of the Security Deposit or for any deductions there from. If the reason for the retention is based upon damage to Premises, such damages shall be specifically listed in the Move-Out Statement. The Move-Out Statement shall be prepared within three (3) banking days after the termination of occupancy. If Tenant terminates occupancy without notifying the Holder, Holder may make a final inspection within a reasonable time after discovering the termination of occupancy. Tenant shall have the right to inspect Premises within five (5) banking days after the termination of occupancy in order to ascertain the accuracy of the Move-Out Statement. If Tenant agrees with the Move-Out Statement, Tenant shall sign the same and include the address to which any Security Deposit refund should be mailed. If Tenant refuses to sign the Move-Out Statement, Tenant shall specify in writing, the items on the Move-Out Statement with which Tenant disagrees within three (3) banking days. For all purposes herein, a banking day shall not include Saturday, Sunday or federal holidays.

F. Delivery of Move-Out Statement: Holder shall send the Move-Out Statement, along with the balance, if any, of the Security Deposit, to Tenant on or before it is due under state law. The Move-Out Statement shall either be delivered personally to Tenant or mailed to the address listed by Tenant on the Move Out Inspection or the last known address of Tenant via first class mail. If the letter containing the payment is returned to Holder undelivered and if Holder is unable to locate Tenant after a reasonable effort, the payment shall become the property of Landlord ninety (90) days after the date the payment was mailed.

G. Right of Holder to Interplead Security Deposit: If there is a bona fide dispute over the Security Deposit, Holder may, (but shall not be required to) upon notice to all parties having an interest in the Security Deposit, interplead the funds into a court of competent jurisdiction. Holder shall be reimbursed for and may deduct from any funds interpleaded its costs and expenses including reasonable attorneys’ fees actually incurred. The prevailing defendant in the interpleader lawsuit shall be entitled to collect its attorneys’ fees and court costs and the amount deducted by Holder from the non-prevailing party. All parties hereby agree to indemnify and hold Holder harmless from and against all claims, causes of action, suits and damages arising out of or related to the performance by Holder of its duties hereunder. All parties further covenant and agree not to sue Holder for damages relating to any decision of Holder to disburse the Security Deposit made in accordance with the requirements of this Lease or to interplead the Security Deposit into a court of competent jurisdiction.

7. Administrative Fee. Georgia law requires the Landlord (or Manager) to perform a detailed move-in inspection in order to document the condition of the Property when possession is transferred to Tenant and to provide Tenant with a copy of that inspection prior to accepting the security deposit from Tenant. Upon completion of the Move In Inspection and payment of funds required to move in, Tenant shall pay Manager the non-refundable Administrative Fee (see A.7.).

8. Re-Key Fee. Upon vacating the Premises Tenant agrees to return all keys and remotes for Property in Tenant’s possession including, but not limited to exterior door keys, garage remotes, mailbox keys, gate fobs, and pool keys. If any of these items are not returned on or before the day the move out inspection is performed, Tenant agrees to pay the fee referenced in Section A above for each item not returned.

9. Utilities. Landlord shall have no responsibility to connect utilities the responsibility of which to pay for shall be that of the Tenant. Tenant shall select and connect all utilities to be paid for by Tenant within three (3) banking days from the commencement of the Lease and shall keep these utilities on through the completion of the Move-Out Inspection. Should Tenant disconnect the utilities prior to the Move-Out Inspection, thereby interfering with Landlord’s ability to perform a complete inspection, Tenant agrees to pay to Landlord the Utility Connection Fee as liquidated damages (see A. 18.E.). In the event Landlord fails to disconnect any utilities serving the Premises after completing the move in inspection and Tenant receives the benefit of such utilities paid for by Landlord, Tenant shall, upon receiving a bill for the same, immediately pay the cost thereof as additional rent to Landlord. In addition, Tenant shall immediately cause any such utility to be transferred to Tenant’s name so that the bill goes to and is paid directly by Tenant.

10. Lawn and Exterior Maintenance. The party maintaining the lawn (see A.10.) shall keep the lawn watered, mowed and edged, beds and lawn free of weeds, mulch and pine straw laid and refreshed, shrubs trimmed, trash and grass clippings picked up on a regular basis (minimum of once every two weeks in growing season and fall leaf season) and shall keep the Premises, including the yard, lot, grounds, walkways and driveway clean and free of rubbish, trash and debris. Landlord shall be responsible for any other maintenance of the Premises as required by O.C.G.A. 44-7-13. If Landlord sends Tenant a notice regarding lawn care in writing, and Tenant fails to correct the issues sited by Landlord within 5 days of notification, Landlord may send a contractor to perform the work required and Tenant agrees to pay the resulting invoice from the contractor within eight (8) days of receipt of the invoice.

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11. Use. Premises shall be used for residential purposes only and shall be occupied only by those persons listed in this Agreement (see A.11.). Premises and Property shall be used by Tenant and Tenant shall cause all occupants, guests, licensees and contractors of Tenant to use the Premises and Property in accordance with this Lease all federal, state, county, and municipal laws and ordinances. Tenant agrees any violation or noncompliance of the above resulting in fines being imposed against Landlord or Broker shall be the financial responsibility of and immediately paid by the Tenant to Landlord as Additional Rent. Tenant shall be responsible for ensuring that Tenant and members of Tenant’s household and their respective invitees, licensees, contractors and guests comply with the Rules and Regulations marked below and not engage in any activity while on Property or in Premises that is unlawful, would endanger the health and safety of others or would otherwise create a nuisance. In the event Tenant or any of the above-named parties are arrested or indicted for an unlawful activity occurring on Property and said charges are not dismissed within thirty (30) days thereafter, Tenant shall be deemed to be in default of this Lease and Landlord may, but shall not be obligated to, terminate this Lease upon notice to Tenant. For the purpose of this Lease, an unlawful activity shall be deemed to be any activity in violation of local, state or federal law.

12. Pets. No pets are allowed or shall be kept in the Premises or on the Property unless a separate pet exhibit is attached to and incorporated into this Lease (see A.12.).

13. Smoking. Premises shall be a smoke free zone and smoking shall not be permitted therein unless specifically authorized in a special stipulation below.

14. Pest Control. Landlord will be responsible for termite and rodent control. The party responsible for pest control (see A.14) all be responsible for addressing any problems with ants, cockroaches, spiders and other insects). Tenant shall be responsible for the immediate treatment of any bed bugs in the Premises by a licensed Georgia pest control operator and the immediate removal of any mattresses, bedding, clothing and other similar items that may contain bed bugs or bed bug larvae.

15. No Subletting. Tenant may not sublet Premises in whole or in part or assign this Lease without the prior written consent of Landlord which consent may be withheld for any reason or for no reason. This Lease shall create the relationship of Landlord and Tenant between the parties hereto. Tenant is specifically prohibited from offering all or part of the Premises for short-term rental such as through AirBnB, VRBO, or other such sites or programs, regardless of any local laws that may be or have been enacted. on-line postings as well as actual rentals of the Premises to vacation or short-term guests shall constitute a material breach of this Agreement. Any person who is not a Tenant, as defined herein, who occupies any portion of the Premises, for any period of time whatsoever, for any compensation or consideration whatsoever (including, without limitation, the payment of money and/or trade and/or barter of other goods, services, or property occupancy rights) is NOT a guest, and such occupancy constitutes unauthorized subletting or assignment which is a substantial and material breach of this Agreement for which Tenant shall not be given an opportunity to cure.

16. Appliances. Only the appliances listed in A. 16. (above) will be maintained or repaired by Landlord. Tenant acknowledges that Tenant has inspected these appliances and that the same are in good working order and repair. If any of these appliances are damaged, destroyed, or removed by the actions of Tenant, including misuse or negligence, Tenant will be responsible for all costs of repair or replacement. Any appliances left at the Property not listed in A. 16. are being left for the convenience of the tenant but these appliances will not be repaired or maintained by Landlord.

17. Lead-Based Paint. For any Premises built prior to 1978, Tenant acknowledges that Tenant has received and read the Protect Your Family From Lead in Your Home and Lead-Safe Certified Guide to Renovate Right pamphlets, and signed the Lead-Based Paint Exhibit attached hereto and incorporated herein by reference. Any approved painting or other alterations by Tenant that disturb lead-based paint shall be performed in accordance with the EPA’s Renovate Right brochure (http://www.epa.gov/lead/pubs/renovaterightbrochure.com).

18. Liquidated Damages. It is acknowledged by Landlord and Tenant with respect to any reference in the Lease to liquidated damages, that the actual damages of the party being paid such damages are hard to calculate and that the liquidated damages referenced in the Lease are a reasonable pre-estimate of the party’s actual damages are not intended as a penalty and are not a penalty (see A.18.).

A. Liquidated Damages to Halt Dispossessory Action. If Tenant has not complied with the 3 Day Notice to Vacate or Pay, Landlord can file a dispossessory action against Tenant if any rent or other fees and charges owed by Tenant are not paid in full. In the event that a dispossessory action is filed against the Tenant and then dismissed prior to a court hearing because Tenant pays the amounts owed, Tenant shall also pay Landlord, as liquidated damages, the amount specified in this Paragraph A.18.B. of this Lease to halt the dispossessory action as additional rent along with all other amounts paid to halt the dispossessory action.

B. Denial of Access, Right of Access, Signage. Upon 24 hours advance notice to Tenant, Landlord and Landlord’s agents shall have the right Monday through Saturday from 9:00 a.m. to 8:00 p.m. and Sunday from 1:00 p.m. to 6:00 p.m. to access Premises or Property to inspect, repair, and maintain the same and/or to show the Premises and Property to prospective tenants and buyers. In addition, Landlord and Landlord’s agents may enter the Property and Premises at any time to investigate potential emergencies. Evidence of water leaks, fire, smoke, foul odors, sounds indicating the possibility of an injured person or animal and other similar evidence of an emergency shall all be sufficient grounds for Landlord and Landlord’s agents to enter Premises and Property for this purpose. During the last 90 days of the term of the Lease, and during any period when Premises is being leased month to month, Landlord and Landlord’s agents may also place a “for rent” or “for sale” sign in the yard or on the exterior of the Premises or on the Property, may install a lockbox and may show the Premises and the Property to prospective tenants or purchasers during the hours listed above. Tenant agrees to cooperate with Landlord and Landlord’s agents who may show the Premises and/or Property to prospective tenants or buyers. In the event a lockbox is installed, Tenant shall secure jewelry and other valuables and agrees to hold Landlord and Landlord’s agents harmless for any loss thereof. For each occasion where the access rights described above are denied, Tenant shall pay the amount specified in Paragraph A.18.C above.

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C. Unauthorized Pet Charge. Except for those Pets authorized by a Pet Addendum attached to this lease (if applicable), no other animals are authorized to be on the Property. This includes, but is not limited to, animals which belong to guests or animals which are only staying temporarily. Should Landlord or Manager ever witness an unauthorized animal on the Property, for as little as one second, Tenant agrees to pay Landlord the liquidated damages specified in Paragraph A.18.D. for each day the unauthorized animal is on the Property. Landlord will make reasonable accommodations for service and/or emotional support animals.

D. Unauthorized Smoking within Premises. Many people are very sensitive to the smell of smoke whether cigarette, cigar, or any other substances and removing smoke odor is costly. If Tenant is NOT authorized to smoke within the Premises, per paragraph A.9. above, and Landlord or Manager note that smoking has occurred within the Premises, Tenant agrees to pay Landlord the liquidated damages as specified in Paragraph A.18.E.

E. Utility Connection Charge. In order for Landlord or Manager to perform an accurate move out inspection, utilities to the Premises need to be on. Should Tenant disconnect the utilities prior to the Move-Out Inspection, thereby interfering with Landlord’s ability to perform a complete inspection, Tenant agrees to pay to Landlord as liquidated damages the amount set forth above.

19. Tenant’s Option to Terminate Early.

A. Option to Terminate Early: Tenant shall have the right to terminate this Lease Agreement early if (1) Tenant is not in default hereunder at the time of giving notice; (2) Tenant has strictly complied with all of the provisions of this paragraph; and (3) termination is as of the last day of a calendar month. If ALL of these conditions have been met, Tenant may terminate this Lease by following the procedures set forth in the Early Termination by Tenant paragraph and returning the Premises to a clean and rent ready condition, ordinary wear and tear excepted. Any notice for early termination must be signed by all Tenants. Tenant’s election of early termination shall not relieve Tenant of responsibilities and obligations regarding damage to Premises and/or Property. Tenant may not apply the security deposit toward the payment of any of Tenant’s financial obligations set forth in this Early Termination by Tenant paragraph. If Tenant vacates prior to the end of the lease term, and Tenant has not complied with every requirement under this Option to Terminate Early, Tenant shall owe the lesser of all rent and associated lease charges through the end of the lease term or until a new tenant has moved into Property and started paying rent to Landlord.

B. Military Activation: Notwithstanding any provision to the contrary contained herein, if Tenant is called to active duty during the term of this Lease, Tenant shall present to Landlord the official orders activating Tenant; then and in that event, this Lease shall be controlled by the Service members’ Civil Relief Act of 2003 as amended in 50 U.S.C.A. § 50-534 and O.C.G.A. § 44-7-22.

C. Active Military: If Tenant is on active duty with the United States military and Tenant or an immediate family member of Tenant occupying Premises receives, during the term of this Lease, permanent change of station orders or temporary duty orders for a period in excess of three (3) months, Tenant’s obligation for rent hereunder shall not exceed: Georgia Residents (1) thirty (30) days rent after Tenant provides a copy of the Orders to Landlord and gives notice under this section; and (2) the cost of repairing damage to Premises or Property caused by an act or omission of Tenant. If Tenant is active military and presents to Landlord a copy of official orders of transfer to another military location, then and in that event, items b. and c. referenced on the first page under Early Termination by Tenant, shall not apply, as set forth in O.C.G.A. § 44-7-22.

D. Victim of Domestic Abuse: Notwithstanding any provision to the contrary contained herein, if Tenant receives a “Civil family violence order” or a “Criminal family violence order” as defined in O.C.G.A. § 44-7-23, and Tenant provides Landlord with a copy of said order, then and in that event, Tenant shall be required to give Landlord the notice to terminate early set forth elsewhere herein but shall have no obligation to pay an Early Lease Termination Administrative Fee or additional rent other than for thirty (30) days after Tenant gives notice under this section.

20. Landlord’s Option to Terminate Early. If Landlord elects to terminate the Lease prior to the lease expiration date, Tenant agrees to vacate the Premises on or prior to the effective date of the termination if the following conditions are met:

A. Landlord gives Tenant sixty (60) days written notice to vacate (Tenant shall still owe rent through the sixty (60) day notice period); and

B. Landlord pays to Tenant the Early Termination Fee to Tenant as liquidated damages for disturbing Tenant’s quiet enjoyment of the Premises and for the inconvenience of moving early. This credit will be applied to the Tenant’s account at the time the Tenant vacates the Premises and shall be included with any applicable security deposit refund. The foregoing shall not relieve the Tenant of his or her responsibilities and obligations regarding any damage to the Premises. Notwithstanding any provision to the contrary contained herein, Landlord shall owe no early termination penalty to Tenant if Landlord's early termination is due to a default under this Lease by Tenant or the Premises becoming uninhabitable due to an event of destruction as set forth in the paragraph labeled "Destruction of Premises" of this Lease.

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21. Additional Rent for Holding Over. Tenant shall have no right to remain in the Premises after the termination or expiration of this Lease. Should Tenant fail to vacate the Premises upon the expiration or termination of this Agreement, Tenant shall pay Landlord the per day Holding Over Rate for every day that Tenant holds over after the expiration or termination of this Lease. Acceptance of the Holding Over rent by Landlord shall in no way limit Landlord’s right to treat Tenant as a tenant at sufferance for unlawfully holding over and to dispossess Tenant for the same. The increased rent during such holding over is intended to partially compensate Landlord for losses, damages, and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant or to sell the Property. If Landlord loses a prospective tenant or buyer because Tenant fails to vacate the Property upon the expiration of the Lease, Tenant will be liable for such monetary damages as Landlord can prove because of Tenant’s wrongful failure to vacate. In the event Tenant holds over beyond the term of the Lease, the demand for possession notice shall be posted in a sealed envelope conspicuously on the door of the Premises in addition to any other notice sent to Tenant hereunder.

22. No Estate/Lease Amendment. While Tenant may use and enjoy the Premises to the fullest extent permitted in this Lease, no estate or permanent legal interest in the Premises is being transferred or conveyed by Landlord to Tenant herein. Should Tenant request a modification to the lease, and should Landlord consent to modifying the Lease, Tenant agrees to pay Manager the Lease Amendment Fee per paragraph A.22. Tenant understands that the original move in inspection will still be used upon the termination of the modified lease to determine the amount of any damages, if applicable, to the Premises or Property.

23. Renewal Term. Either party may terminate this Lease at least 60 days prior to the Lease End Date by giving the other party the Notice Not to Renew Lease Term. If neither party gives the Notice Not to Renew Lease Term, the Lease will automatically renew on a month-to-month basis. Each monthly rent payment due during any month-to-month term shall include an additional rent payment of $500.00. If Tenant continues to occupy the premises after the initial Lease Term, or a month-to-month rental term expires without the continued consent of Landlord, or after the serving of a sixty (60) day notice of termination by Landlord, then Tenant shall be liable for the Holding Over rate described in Paragraph A.21 Holding Over. For any renewal granted, at Landlord's discretion, the rent may be increased with a sixty (60) days written notice.

24. Agency and Brokerage.

A. Agency Disclosure: In this Lease, the term “Broker” shall mean a licensed Georgia real estate broker or brokerage firm and, where the context would indicate, the Broker’s affiliated licensees and employees. Brokerage services shall only be performed by real estate licensees. No Broker in this transaction shall owe any duty to Tenant or Owner/Landlord greater than what is set forth in their brokerage engagements and the Brokerage Relationships in Real Estate Transactions Act, O.C.G.A. § 10-6A-1 et. seq.; The Broker(s) that are party(s) to this Agreement are representing the Landlord and/or Tenant (see A.23).

B. Brokerage: The Broker(s) identified herein have performed valuable brokerage services and are to be paid a commission pursuant to a separate agreement or agreements. Unless otherwise provided for herein, the Listing Broker will be paid a commission by the Landlord, and the Leasing Broker will receive a portion of the Listing Broker’s commission pursuant to a cooperative brokerage agreement.

25. Material Relationship Disclosure. For the purposes of this Agreement, a material relationship shall mean any actually known personal, familial, or business relationship between the broker or the broker’s affiliated licensees and a client which would impair the ability of the broker or affiliated licensees to exercise fair and independent judgment relative to another client. Any such material relationship will be disclosed in paragraph A.25 above.

26. Disclosure of Ownership and Agents. At or before the commencement of a tenancy, the landlord or an agent or other person authorized to enter into a rental agreement on behalf of the landlord shall disclose to the tenant in writing the names and addresses of the following persons:

(1) The owner of record of the premises or a person authorized to act for and on behalf of the owner for the purposes of serving of process and receiving and receipting for demands and notice; and

(2) The person authorized to manage the premises.

These Parties are named in paragraph A.26 of this Agreement. In the event of a change in any of the names and addresses required to be contained in such statement, the landlord shall advise each tenant of the change within 30 days after the change either in writing or by posting a notice of the change in a conspicuous place.

A. Manager: If no Manager is identified in paragraph A.26 above, the Owner shall be deemed to be self-managing the Premises. If a Manager is identified in paragraph A.26 above as the Manager hereunder, Manager is authorized to manage the Premises on behalf of the Landlord and exercise any and all of the rights and powers granted in this Agreement to Landlord. In such event, Tenant shall communicate with Landlord through the Manager and rely on the notices and communications of Manager as having been fully authorized by Landlord. Manager shall have no rights, duties, obligations or liabilities greater than what is set forth in the Management Agreement between Owner and Manager. No Broker shall be deemed to be responsible for any aspect of managing the Property unless Broker is identified as the Manager herein.

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C. OTHER TERMS AND CONDITION

1. Default.

A. Default Generally: Tenant shall be in default of this Lease upon the occurrence of any of the following:

1. Tenant fails to abide by any of the terms and conditions of this Lease.

2. Tenant fails to timely pay rent or other amounts owed to Landlord under this Lease.

3. Tenant fails to reimburse Landlord for any damages, repairs and costs to the Premises or Property (other than normal wear and tear) caused by the actions, neglect or intentional wrongdoing of Tenant, or members of Tenant’s household, or their invitees, licensees and guests.

4. Prior to the end of the lease, Tenant either moves out of the Premises or shuts off any of the utilities serving the Premises without the consent of Landlord.

5. Tenant fails to transfer all utilities serving the Premises into Tenant's name immediately after the commencement of the lease, but not later than one (1) business date after the commencement of the lease.

B. Effect of Default: Except as provided herein, if Tenant defaults under any term, condition or provision of this Lease, Landlord shall have the right to terminate this Lease after giving proper notice to Tenant, as set forth herein, and pursue all available remedies at law or in equity to remedy the default. All rent and other sums owed to Landlord through the end of the Lease term shall immediately become due and payable upon the termination of the Lease due to the default of Tenant. Such termination shall not release Tenant from any liability for any amount due under this Lease. All rights and remedies available to Landlord by law or in this Lease shall be cumulative and concurrent. Notwithstanding anything to the contrary contained herein, in the event of a non-monetary default by Tenant that is reasonably capable of being cured, Landlord shall give Tenant notice of the same and a three (3) day opportunity to cure the default. In the event Tenant fails to timely pay Landlord the rent, late fees, utilities or other charges owed, Landlord shall post in a sealed envelope conspicuously on the door of the Premises a notice to vacate or pay such sums within three (3) business days. Such notice may additionally be sent by other means.

2. Move-In Inspection. Prior to Tenant tendering a Security Deposit, Landlord shall provide Tenant with “Move-In, Move-Out Inspection Form” attached hereto and incorporated herein by reference (“Form”) itemizing any existing damages to Premises. Prior to taking occupancy, Tenant will be given the right to inspect Premises to ascertain the accuracy of the Form. Both Landlord and Tenant shall sign the Form. Tenant shall be entitled to retain a copy of the Form. Tenant acknowledges that Tenant has carefully inspected Premises and is familiar with the same.

3. Tenant’s Responsibilities.

A. Repairs and Maintenance: Tenant has inspected Premises and acknowledges that it is fit for residential occupancy. TENANT SHALL IMMEDIATELY NOTIFY LANDLORD OF ANY DANGEROUS CONDITION OR NEED FOR MAINTENANCE EXISTING IN PREMISES OR ON THE PROPERTY. LANDLORD SHALL HAVE NO LIABILITY FOR DAMAGES OR INJURIES RESULTING FROM TENANT’S FAILURE TO IMMEDIATELY NOTIFY LANDLORD OF ANY DANGEROUS CONDITION ON OR IN THE PREMISES. Upon receipt of notice from Tenant, Landlord shall, within a reasonable time period thereafter, repair the following:

(1) all defects in Premises or Property which create unsafe living conditions or render Premises untenable; and (2) to the extent required by state law, such other defects which, if not corrected, will leave Premises or Property in a state of disrepair. Except as provided above, Tenant agrees to maintain Premises in the neat, sanitary and clean condition free of trash and debris. All of Tenant’s trash shall be kept in de(signated trash containers and removed from the Property at least once each week. Tenant obligation to maintain the Premises/Property includes, but not limited to, replacing any light bulbs which fail during the Lease Term and regularly changing HVAC filters. Tenant shall be responsible for any clogged plumbing within the Premises. Landlord shall be responsible for all plumbing issues between the Premises and the street or the Premises and the septic tank. Tenant shall be responsible for any damages to the Premises and/or Property caused by Tenant’s abuse or neglect of the Premises/Property. Any expenses incurred by Landlord to remedy any violations of this provision shall be paid by Tenant to Landlord as additional rent within fourteen (14) days of the receipt of an invoice from Landlord. If Tenant submits a service request or repair request to Landlord, and the contractor responding to this request on behalf of Landlord determines that the item is working correctly, Tenant agrees to reimburse Landlord for the amount for the contractor’s invoice. Tenant acknowledges that certain repairs such as repairs caused by storm damage or repairs to air conditioning during a summer heatwave may take days to repair depending on the market demand for particular repair persons.

B. Smoke Detector and/or Carbon Monoxide Detector: Tenant acknowledges that Premises is equipped with a smoke and/or carbon monoxide detector(s) that is/are in good working order and repair. Tenant agrees to be solely responsible to check the detectors every thirty (30) days, to replace the smoke detector batteries, as needed, and to notify Landlord immediately if the any detector is not functioning properly. If Property is equipped with separate carbon monoxide detector(s) Tenant agrees to be solely responsible to check the detector every thirty (30) days, to replace the batteries, as needed, and to notify Landlord immediately if the detector is not functioning properly.

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C. Freezing of Pipes: To help in preventing the freezing of pipes, Tenant agrees that when the temperature outside falls below 32°F, Tenant shall: (a) leave the thermostat regulating the heat serving Premises in an “on” position and set to a minimum of 60°F; and (b) leave the faucets dripping.

D. Mold and Mildew: Tenant acknowledges that mold and/or mildew can grow in any portion of the Premises or Property that are exposed to elevated levels of moisture and that some forms of mold and mildew can be harmful to their health. Tenant therefore agrees to regularly inspect the Premises for mold and/or mildew and immediately report to Landlord any water intrusion problems mold and/or mildew (other than in sinks, showers, toilets and other areas designed to hold water or to be wet areas). Tenant shall not block or cover any heating, ventilation, or air conditioning ducts located in the Premises.

E. Access Codes: Landlord shall provide Tenant with all access codes to all entrance gates and security systems, if any, located on the Premises or the Property. Within three (3) business days of vacating the Premises Tenant will provide Landlord with all access that are currently in use for entrance gates and security systems located on the Premises or the Property.

F. Premises Part of Community Association: If the Premises or a part of the Property are subject to either a Declaration of Condominium, a Declaration of Covenants, Conditions and Restrictions, rules and regulations adopted pursuant to the Declaration and/or other similar documents (hereinafter collectively “C.A. Documents”). Tenant agrees to strictly comply with all use and occupancy restrictions contained therein in using the Premises and the Property. In the event any fine or specific assessment is levied against the Premises as a result of Tenant violating the use and occupancy restrictions set forth in the C.A. Documents, Tenant shall immediately pay the same to Landlord as additional rent.

4. Assignment. Landlord shall have the right to assign this Lease to a subsequent owner of the Premises.

5. Rules and Regulations.

A. Tenant is prohibited from adding, changing or in any way altering locks installed on the doors of the Premises without prior written permission of Landlord which permission shall not be unreasonably withheld; provided that, Tenant provides Landlord with a key thereto and uses a type and make of lock approved by Landlord.

B. Motor vehicles shall only be parked on the paved portions of the Premises and the Property intended for use as parking spaces. Motor vehicles with expired or missing license plates, non-operative vehicles and vehicles which drip oil or antifreeze shall not be parked or kept on the Premises or the Property.

C. No waterbeds shall be used on the Premises or Property without the prior written consent of the Landlord.

D. Tenant shall not shower in a shower which does not have a fully operational shower curtain or shower enclosure.

E. No space heaters or window air conditioning units shall be used to heat or cool Premises except with the written consent of Landlord.

F. Tenant shall comply with all posted rules and regulations governing the use of any recreational facilities, if any, located on the Premises or Property.

G. Tenant shall only skateboard, skate, rollerblade or bicycle on paved portions of the Premises or Property and while wearing proper safety equipment.

H. Tenant shall be prohibited from improving, altering or modifying the Premises or Property (including painting and landscaping) during the term of this Agreement without the prior written consent of the Landlord. Any improvements, alterations or modifications approved by Landlord shall be deemed to be for the sole benefit of Tenant and Tenant expressly waives all rights to recover the cost or value of the same. Landlord shall have the right but not the obligation to condition the approval of requested modifications on Tenant removing the same prior to the end of the Lease Term and restoring the affected area to a condition equal to or better than it was prior to the modification. Tenant may not install any antenna, satellite dish, or cables, including TV cabling, to the Property without Landlord’s prior written approval.

I. No window treatments currently existing on any windows shall be removed or replaced by Tenant without the prior written consent of Landlord. No sheets, blankets, towels, cardboard, newspaper or other make-shift temporary window treatments shall be used on the Premises or Property.

J. Other than normal household goods in quantities reasonably expected in normal household use, no goods or materials of any kind or description which exceed the normal structural weight loads for the Premises or Property, are combustible or would increase fire risk or increase the risk of other injuries or casualties, shall be kept or placed on the Premises or Property.

K. No nails, screws or adhesive hangers except standard picture hooks, shade brackets and curtain rod brackets may be placed in walls, woodwork or any part of the Premises or Property.

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L. Tenant shall not engage in any behavior in the Premises or on the Property, including, but not limited to, yelling, screaming, playing loud music, playing the television at an excessive volume that unreasonably disturbs other tenants or neighbors in the sole, reasonable opinion of Landlord constitutes a nuisance.

M. All appliances, equipment and systems on or serving the Premises shall only be used in accordance with the manufacturer’s operating instructions.

N. Tenant shall not flush down a toilet any sanitary napkins, paper towels, wet wipes, diapers or other item not intended to be disposed of in a toilet.

O. The Premises shall only be used for residential purposes. No trade or business uses shall be permitted except with the prior written consent of Landlord and provided that such use is permitted under applicable zoning laws.

P. Any product or material that is a potential environmental hazard shall only be disposed of in accordance with all applicable federal laws and regulations.

Q. Tenant shall not use the Premises or any portion of the Landlord's property outside of the Premises for any use or purpose that constitutes a nuisance or attractive nuisance, as determined in the reasonable discretion of Landlord, or materially increases the potential liability or risk of claims against Landlord or Landlord's agents, including, but not limited to, placing a trampoline, above ground swimming pool, hot tub, tree house, swing set, bounce house, or zip line on the Premises or on Landlord's property outside of the Premises without the prior written permission of Landlord (excluding a baby pool; provided, that the same is emptied of water at all time when an adult is not present at the baby pool).

R. Tenant is prohibited from keeping any animals on the Property or in the Premises such as chickens, goats, sheep, rabbits, or any other animals of any kind not listed on any attached Pet Exhibit without the prior written permission of Landlord.

S. Tenant is prohibited from starting any fire for any reason, such as burning leaves and sticks, a "camp fire", or outdoor cooking, within 50 feet of any part of the Property's structure including, but not limited to, any outside storage buildings, except within a fireplace or masonry fire pit that is a part of the Property. This restriction does not prohibit Tenant from using an outdoor grill but any grill must be a safe distance from the structure to reduce the chance of catching the structure on fire.

6. Property Loss and Property Damage Liability. Tenant is required to maintain $100,000.00 of property damage liability coverage for the benefit of Landlord in the event of damage caused by Tenant’s abuse or neglect including, but not limited to, property damage caused by fire, smoke, explosion, water discharge or sewer backup caused by Tenant’s accidental acts or omissions. Tenant’s options for satisfying this requirement are set out in the Property Damage Liability Addendum attached hereto and made a part hereof. All of Tenant’s personal property in or on Premises and Property shall be Tenant’s sole responsibility, and all storage of personal property by Tenant in Premises or in any other portion of Property shall be at Tenant’s sole risk. Tenant has been advised to obtain renter’s insurance that provides comprehensive insurance for damage to or loss of Tenant’s personal property. Tenant agrees to look solely to Tenant’s insurance carrier for reimbursement of losses resulting from such events and understands that Landlord shall have no responsibility or liability for Tenant’s personal property.

7. Disclaimer.

A. General: Tenant and Landlord acknowledge that they have not relied upon any advice, representations or statements of Brokers and waive and shall not assert any claims against Brokers involving the same. Tenant and Landlord agree that no Broker shall have any responsibility to advise Tenant and/or Landlord on any matter including but not limited to the following except to the extent Broker has agreed to do so in a separately executed Property Management Agreement: any matter which could have been revealed through a survey, title search or inspection of Property or Premises; the condition of the Premises or Property, any portion thereof, or any item therein; building products and construction and repair techniques; the necessity of any repairs to Premises or Property; mold; hazardous or toxic materials or substances; termites and other wood destroying organisms; the tax or legal consequences of this transaction; the availability and cost of utilities or community amenities; any condition(s) existing off the Premises and Property which may affect the Premises or Property; and the uses and zoning of the Premises and Property whether permitted or proposed. Tenant and Landlord acknowledges that Broker is not an expert with respect to the above matters and that, if any of these matters or any other matters are of concern, Tenant should seek independent expert advice relative thereto. Tenant and Landlord acknowledge that Broker shall not be responsible to monitor or supervise any portion of any construction or repairs to the Premises or Property and such tasks clearly fall outside the scope of real estate brokerage services.

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B. Construction Disclaimer: Tenant acknowledges that the Premises, or portions thereof, may have been constructed at times when different and less stringent building codes were in place. Tenant shall not assume that the Premises or Property are energy efficient or contain products or features designed to protect residents against injuries or damage that might exist if the Premises and Property had been constructed in accordance with all current building codes.

C. Neighborhood Conditions: Tenant acknowledges that in every neighborhood there are conditions which different tenants may find objectionable. It shall be Tenant’s duty to become acquainted with any present or future neighborhood conditions which could affect the Premises or Property including without limitation landfills, quarries, high-voltage power lines, cemeteries, airports, stadiums, odor producing factories, crime, schools serving the Premises and Property, political jurisdictional maps and land use and transportation maps and plan. If Tenant is concerned about the possibility of a registered sex offender residing in a neighborhood in which Tenant is interested, Tenant should review the National Sex Offender Registry available on the US Department of Justice website https://www.nsopw.gov/.

D. Radon: As required by law, Lessor makes the following disclosure: Radon is a naturally occurring radioactive gas that, when is has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. Lessor and its agent make no representation to Tenant about the level of radon gas, if any, in the Premises.

8. Miscellaneous.

A. Time of Essence: Time is of the essence of this Lease.

B. No Waiver: Any failure of Landlord to insist upon the strict and prompt performance of any covenants or conditions of this Lease or any of the Rules and Regulations set forth herein shall not operate as a waiver of any such violation or of Landlord’s right to insist on prompt compliance in the future of such covenant or condition, and shall not prevent a subsequent action by Landlord for any such violation. No provision, covenant or condition of this Lease may be waived by Landlord unless such waiver is in writing and signed by Landlord.

C. Definitions: Unless otherwise specifically noted, the term “Landlord” as used in this Lease shall include its representatives, heirs, agents, assigns, and successors in title to Property and the term “Tenant” shall include Tenant’s heirs and representatives. The terms “Landlord” and “Tenant” shall include singular and plural, and corporations, partnerships, companies or individuals, as may fit the particular circumstances. The term “Binding Agreement Date” shall mean the date that this Lease has been signed by the Tenant and Landlord and a fully signed and executed copy thereof has been returned to the party making the offer to lease.

D. Joint and Several Obligations: The obligations of Tenant set forth herein shall be the joint and several obligations of all persons occupying the Premises.

E. Entire Agreement: This Lease and any attached addenda and exhibits thereto shall constitute the entire Agreement between the parties and no verbal statement, promise, inducement or amendment not reduced to writing and signed by both parties shall be binding.

F. Attorney’s Fees, Court Costs and Costs of Collection: Whenever any monies due hereunder are collected by law or by attorney at law to prosecute such an action, then both parties agree that the prevailing party will be entitled to reasonable attorney’s fees, plus all court costs and costs of collection.

G. Corrections. Tenant will fully cooperate if correction or adjustment of any portion of this Lease is necessary due to any clerical errors and Tenant will approve, sign, and comply with such additional documents as are necessary to correct such errors. Any such clerical error will not void or otherwise invalidate this Lease.

H. Keys: Landlord may release keys to or open the Premises to any of the occupants listed herein (see A.11.).

I. Waiver of Homestead Rights: Tenant for himself and his family waives all exemptions or benefits under the homestead laws of Georgia.

J. Governing Law: This Lease may be signed in multiple counterparts and shall be governed by and interpreted pursuant to the laws of the State of Georgia. This Lease is not intended to create an estate for years on the part of Tenant or to transfer to Tenant any ownership interest in the Premises or Property.

K. Security Disclaimer: Tenant acknowledges that: (1) crime can occur in any neighborhood including the neighborhood in which the Premises and Property is located; and (2) while Landlord may from time to time do things to make the Premises and Property reasonably safe, Landlord is not a provider or guarantor of security in or around the Premises and / or the Property. Tenant acknowledges that prior to occupying Property, Tenant carefully inspected all windows and door (including the locks for the same) and all exterior lighting and found these items: (a) to be in good working order and repair; and (b) reasonably safe for Tenant and Tenant’s household and their invitees, licensees and guests knowing the risk of crime. If during the term of the Lease any of the above items become broken or fall into disrepair, Tenant shall give notice to Landlord of the same immediately.

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L. Disclosure Rights: Landlord may disclose information about Tenant to law enforcement officers, governmental officials and for business purposes.

M. Rental Application: Only those people indicated on Tenant’s rental application are permitted to reside at the Premises, with the exception of any minor children born to, or adopted by, Tenant. If it is later discovered that the information disclosed on rental application by Tenant was incomplete or inaccurate at the time it was given, Tenant shall be in default of this Lease and Landlord may pursue any and all of Landlord’s remedies regarding said default.

N. Fair Housing Disclosure: Landlord, Broker and Manager are committed to leasing and managing the Premises without regard to race, color, national origin, religion, handicap, familial status, sex or sexual orientation.

O. Severability: If any provision of this Lease Contract is invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only without invalidating or otherwise affecting the remainder of this Lease.

P. Miscellaneous: Any dimensions and sizes provided to Tenant relating to the dwelling unit are only approximations or estimates as actual dimensions and sized may vary; Exercising one remedy wont constitute an election or waiver of other remedies; all remedies are cumulative; no employee, agent or management company is personally liable for any of Lessor’s contractual, statutory, or other obligations; this Lease binds subsequent tenants and all occupants; neither an invalid clause nor omissions of initials on any page invalids this lease; Tenant affirmatively represents that tenant is not a criminal sex offender.

9. Destruction of Property.

If flood, fire, storm, mold, other environmental hazards that pose a risk to the occupants health, other casualty or Act of God shall destroy (or so substantially damage as to be uninhabitable) the Premises, rent shall abate from the date of such destruction. Landlord or Tenant may, by written notice, within thirty (30) days of such destruction, terminate this Lease, whereupon rent and all other obligations hereunder shall be adjusted between the parties as of the date of such destruction. If Premises is damaged but not rendered wholly untenable by flood, fire, storm, or other casualty or Act of God, rent shall abate in proportion to the percentage of Premises which has been damaged and Landlord shall restore Premises as soon as is reasonably practicable whereupon full rent shall commence. Rent shall not abate nor shall Tenant be entitled to terminate this Lease if the damage or destruction of Premises, whether total or partial, is the result of the negligence of Tenant or Tenant’s household or their invitees, licensees, or guests.

10. Mortgagee’s Rights: Tenant’s rights under this Lease shall at all times be automatically junior and subordinate to any deed to secure debt which is now or shall hereafter be placed on the Premises or Property. If requested, Tenant shall execute promptly any certificate that Landlord may request to effectuate the above.

11. Indemnification by Tenant of Landlord, Broker and Manager. Tenant agrees to indemnify and hold Landlord, Broker and Manager harmless from and against any and all injuries, damages, losses, suits and claims against Landlord, Broker and/or Manager arising out of or related to: (1) Tenant's failure to fulfill any condition of this Lease; (2) any damage or injury happening in or to the Premises and the Property or to any improvements thereon as a result of the acts or omissions of Tenant or Tenant’s family members, invitees or licensees, including, but not limited to Tenant’s failure to immediately notify Landlord of any dangerous condition on or in the Premises; (3) Tenant’s failure to comply with local, state or federal law; (4) any judgment, lien or other encumbrance filed against the Premises or Property as a result of Tenant's actions and any damage or injury happening in or about the Premises or Property to Tenant or Tenant’s family members, invitees or licensees (except if such damage or injury is caused by the intentional wrongful acts of Landlord or Broker); (5) failure to maintain or repair equipment or fixtures, where the party responsible for their maintenance uses commercially reasonable efforts to make the necessary repairs and Tenant covenants not to sue Landlord, Broker or Manager with respect to any of the above-referenced matters. In addition to the above, Tenant agrees to hold Broker and Manager harmless from and against Owner of the Property not paying or keeping current with any mortgage, property taxes or homeowners association fee’s on the Property or not fulfilling the Owner’s obligations under this lease. For the purpose of this paragraph, the term “Broker” shall include Broker and Broker’s affiliated licensees, employees and if Broker is a licensed real estate brokerage firm, then officers, directors and owners of said firm.

12. Additional Rules & Regulations. In addition to the rules and regulations generally listed in this Agreement, any additional rules included in the Additional Rules & Regulations Exhibit attached shall also apply.

13. Re-Key Options N/A

Landlord and Excalibur Homes, LLC have made reasonable efforts to account for all keys which provide access to the property. However, Landlord and Excalibur Homes, LLC cannot guarantee that a previous resident or vendor has not copied a key and kept it. Tenant understands that Landlord has no obligation to re-key the property between tenants. Tenant is afforded the option of having the Landlord re-key the Property, at Tenant’s expense, once Tenant takes possession of the Property. This will ensure that no one other than Tenant and Excalibur Homes, LLC have a copy of the keys.

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RE-KEY OPTION 1 I would like the Landlord to have the Property re-keyed by a professional locksmith and I agree to pay the cost of the invoice with my next rental payment.

RE-KEY OPTION 2 I do not want to have the Property re-keyed and I understand that Landlord and Manager have made no provisions or guarantees as to how safe this Property may be, and I accept the risks related to any loss or mishap due to my choice to not have the property re-keyed.

14. Exhibits. All exhibits attached hereto listed and selected below or referenced herein are made a part of this Lease. If any such exhibit conflicts with any preceding paragraph, said exhibit shall control:

X Move In/Move Out Inspection Form

X Pet Exhibit

X Addendum – Home Assistant Concierge Service

X Optional Rent Payment Reporting to Credit Bureaus

X__ Property Damage Liability Addendum

X Lead Paint Exhibit

SPECIAL STIPULATIONS. The following Special Stipulations, if conflicting with any exhibit or preceding paragraph, shall control: Additional Special Stipulations attached.

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IN WITNESS WHEREOF, the parties hereto have set their hand and seal the day and year first written above.

Tenant Signature Tenant Signature

T e n a n t Signature Tenant Signature

Tenant Signature Landlord(by Property Manager/Agent) Leasing Broker

Meredith Stettler

MLS Office Code/ Brokerage Firm License Number Print or Type Name

449639

Agent’s GA Real Estate License Number Excalibur Homes, LLC

Broker’s or Broker’s Affiliated Licensee E-Mail Address 1111 Alderman Dr. #270

Alpharetta, GA 30005

EXCA01 H-19514 Leasing Agent’s Georgia Real Estate License Number Brokerage Firm License Number/MLS Office Code Broker’s Phone # 678-825-1400 FAX# 678-825-1401 Binding Agreement Date. The above Agreement is hereby accepted as of the date and time of the last person to sign (“Acceptance Date”). This Agreement will become binding upon the parties when notice of the acceptance of the Agreement has been received by offeror. The offeror shall promptly notify offeree when acceptance has been received

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Pet Exhibit

This Exhibit is attached to and made a part of that certain Agreement dated 12/2/2025, by and between 565 Mountainview Drive, LLC (hereinafter called Landlord, and including authorized agent for Landlord), and                (Tenant), for the Premises located at: 565 Mountainview Dr, Covington, GA 30016.

LANDLORD AND TENANT AGREE AS FOLLOWS

Check each selection as applicable. Any selection not checked shall not be part of this Agreement

N/A NO PETS (per Lease) Tenant affirms that Tenant has no pets and agrees that Tenant will never have any animals in the Property for any period of time. This includes, but is not limited to, animals which belong to guest or animals which are only staying temporarily. Should Landlord or Manager ever witness an unauthorized animal on the property, for as little as one second, Tenant agrees to pay Landlord the liquidated damages specified in Paragraph A.18D for each day the unauthorized animal is on the Property.

**Service Animal or Emotional Support Animal** Landlord does not require a pet deposit or fee for a service animal or emotional support animal as defined by the Americans with Disabilities Act, as amended. There is no restriction regarding the Service Animal or Emotional Support Animal with respect to the animal’s breed or size. However, TENANT (the Landlord of the animal) is liable for any damages caused by the animal above and N/A beyond the normal wear and tear a human tenant might reasonably cause. This includes teeth marks on trim, carpet torn by a dog's digging, and carpet soiled by dog waste or vomit. Sec.504, Title II, Americans with Disabilities Act.

Service Animal / Emotional Support Animal Description

Registration # (if applicable)

Tenant agrees to pay $ per month as PET RENT. This amount is in addition to the monthly rent obligation set out in the Lease for Tenantial Property. Failure of Tenant to pay this Pet Rent shall constitute a default on the Lease for N/A Tenantial Property with the same penalties including, but not limited to, any penalty for payments made after the Due Date for Rent. Landlord will use the PET RENT to have the Property/Premises treated for fleas and ticks by a licensed pest control operator and to have all carpeting cleaned and deodorized specifically for pet odors by a professional carpet cleaning service upon the termination of this Agreement. However, Tenant is still responsible for any damages caused by the animal that are not corrected by this carpet cleaning and pest control treatment. If any pet is found on the Premises, other than the pet(s) noted herein, then any penalties or liquidated damages for unauthorized pets described elsewhere in this Agreement shall apply.

Tenant agrees to pay an additional refundable deposit of $ which amount is included in the total amount listed as N/A the refundable Security Deposit. Tenant agrees, at Tenant’s expense, to have the premises treated for fleas and ticks by a licensed pest control operator and to have all carpeting cleaned and deodorized specifically for pet odors by a professional carpet cleaning service upon termination of this agreement. Tenant agrees to provide copies of the receipts for these services to Landlord or Manager no later than the date and time of the move out inspection. Tenant agrees to pay a non-refundable PET FEE of $. Landlord will use this fee to have the property treated for N/A fleas and ticks by a licensed pest control operator and to have all carpeting cleaned and deodorized specifically for pet odors by a professional carpet cleaning service upon termination of this agreement. However, Tenant is still responsible for any damages caused by the animal that are not corrected by this carpet cleaning and pest control treatment. If any pet is found on the premises, other than the pet(s) noted above, then any penalties or liquidated damages for unauthorized pets described elsewhere in this Agreement shall apply.

Permission is hereby given for Tenant’s pet, described below, to be kept within subject Property/Premises. Such permission is being given with the express understanding and agreement by Tenant that pet, when taken in and out of the premises, will be kept on a leash or caged and under full control at all times. Further, when walking pet, Tenant will keep pet away from public places, lawns, and sidewalks of all residences in neighborhood or buildings in complex, whichever is applicable herein. Tenant will be responsible for cleaning up pet droppings. Tenant shall be responsible for all damage to the subject premises or grounds by reason of having a pet therein or thereon. Tenant agrees that only the pet named and described below will occupy the premises. No additional or different pet is authorized under this Agreement. Landlord may bill Tenant for damage caused by pet, which amount shall be paid no later than with the following month’s rent.

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If, in the sole discretion of Landlord or his agent, said pet becomes a nuisance, makes excessive noise, acts in a threatening manner, interferes with other tenants’ quiet enjoyment of their units, or becomes a threat to public health or safety, then, at the written direction of Landlord or his agent to the Tenant, Tenant shall, within five (5) days thereafter, remove said pet from premises or face legal remedies, including, but not limited to, termination of the Agreement to which this Exhibit applies.

Tenant may have no more than dog(s) or cat(s) or 2 bird(s). No pet offspring are allowed. However, pet offspring shall be permitted to remain on the premises until said offspring are weaned from their mother. Tenant must provide proof of vaccination of pet, where same is required by law, for communicable diseases prevalent in species of pet, including, but not limited to, rabies.

Fish tanks may be no larger than 55 gallons. Birds must be caged at all times. No other animals, reptiles, or insects are permitted, including, but not limited to, livestock or farm animals, exotic or jungle animals, pigs, skunks, ferrets, monkeys, snakes, lizards, turtles, hamsters, and gerbils.

Tenant agrees to abide by all applicable laws, community association covenants and rules and regulations regarding the keeping of animals or pets in the areas and locale of the premises, including, but not limited to, leash laws, licensing laws, and laws regarding vaccinations and inoculations.

Type of Pet:

IN WITNESS WHEREOF, the parties do hereby agree to this Exhibit.

Tenant's Signature Tenant Signature

Tenant’s Signature Meredith Stettler,

Manager or Landlord’s Signature

449639

Tenant’s Signature Property Manager/Agent Real Estate License Number

Tenant’s Signature

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Addendum – Home Assistant Concierge Services

This Lease Addendum is attached to and becomes a part of the Lease Agreement (“Lease Agreement”) for the Property located at 565 Mountainview Dr, Covington, GA 30016 between 565 Mountainview Drive, LLC (“Landlord”) and                (“Tenant”).. This Agreement describes the services and cost of the Home Assistant Concierge Services by Latchel. The services and payment listed are separate from Resident’s monthly rent payment and all other payments described in separate lease addendums.

Tenant has the option to opt-in or opt-out of Home Assistant Concierge services. Below are the resident benefits of the Home Assistant Concierge Service:

Home Assistant concierge services delivers convenience and comfort in your rental home:

1. 24/7 Home Services Scheduling. You may call or text your concierge services, 24/7/365 for assistance coordinating home services like cleaning, furniture assembly, and a variety of other services that you as the Resident are responsible for. You may also contact your concierge service for issues like lockouts or Resident caused damages that you want to fix. NOTE: There may be charges from the vendor or service provider over and above the monthly fee.

2. Online Portal. You may use the unique link you receive from your concierge welcome message to request cleanings, furniture assembly, TV mounting, painting, carpet cleanings, and many other home concierge services. You may also use the unique link to submit repair and maintenance requests.

3. Free Troubleshooting Assistance. Latchel will connect you with an expert troubleshooter via phone call or video chat if you need general help around the home or if you are experiencing an emergency. We can often help solve issues right away so that you do not have to wait for a maintenance technician.

4. Simple Scheduling. You provide your availability for all concierge services and a provider will be scheduled according to your preferred schedule. You may cancel or reschedule at any time up to 24 hours before your scheduled appointments.

5. Expedited Maintenance Scheduling. Routine repair appointments are scheduled on an expedited timeline based on the availability you provide. You may also provide permission to enter the home if you will not be available.

6. $1,000 Cash Reimbursements on Damages. You may request up to $1,000 in cash reimbursements for common damages that you are responsible for. If your property manager bills you for damages, you may request a cash reimbursement for lockouts, toilet clogs, drain clogs, and garbage disposal damages.

7. Move-Out Repair Assistance. Make necessary repairs in your home in order to avoid unnecessary deposit charges that are part of your responsibility, e.g. repairing damaged walls or carpeting.

Home Assistant service level expectations:

1. A personal assistant for your home will always be available to help you within 60 seconds, 24/7/365;

2. Proactive updates on concierge services like cleaning deals, or other service deals;

3. Expert troubleshooters are available to you 24/7/365 to resolve common issues quickly so that you do not need to wait for service technicians;

4. SMS availability and video chat availability, 24/7/365;

5. Appointment cancellation protection so that you don’t get charged “no show” fees when you need to reschedule or cancel maintenance appointments. Appointment protection also applies to any concierge services that you request so that you never get charged cancellation fees;

6. A convenient mobile and online portal that walks you through in-home issues and allows you to track your concierge service requests or maintenance requests.

The above services will be billed by the Company monthly at a rate of $14.99 and made payable to Latchel, Inc. The cost to the Resident will be billed monthly at the time of rent payment.

By signing below, I acknowledge I to receive the full benefits of the Home Assistant Concierge Services for the monthly rate of $14.99. Terms and Conditions

Tenant Signature Meredith Stettler

(Landlord by Property Manager/Agent) 449639

Tenant Signature Property Manager/Agent’s Georgia Real Estate License Number

Tenant Signature

Tenant Signature

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Tenant Signature

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Optional Rent Payment Reporting to Credit Bureaus

Excalibur Homes, LLC is partnering with Piñata to bring you exclusive rewards! As a way to help improve your credit scores you have the option to have Excalibur Homes, LLC report your rental payments to the credit bureaus. In case you don’t know, Piñata is reimagining what it means to be a renter, starting with a supercharged rewards program.

Here’s a taste of what tenants get with Piñata:

•	Just for registering, you’ll get gift cards galore: a $25 restaurant gift card, PLUS a $30 local gift card.

•	For every on-time rent payment, you’ll get rewards that you can redeem at places like Amazon, Target and Starbucks, as well as up-and-coming brands like Lumin, Healthy Finds and Obé fitness.

•	You can also save money with exclusive deals in our marketplace (you can save up to $4,500 a year on average).

Tenant to participate in Pinata’s rent credit reporting service.

In the event Tenant consents to the Landlord or their agent disclosing information about the Tenant and information about their tenancy, including but not limited to the amount and timing of rent payments, good behavior, problematic behavior, any debt outstanding, and reviews of the Landlord’s experience regarding the Tenant, to Equifax, Experian and Transunion, which may then be used in a tenant record, credit report and credit score for the Tenant and shared with other landlords and credit grantors. Tenant agrees to pay $4.00 per month for this service. Tenant may opt-out of this option at any time with a 30-day notice to Excalibur Homes, LLC. Pinata support: support@pinata.ai

NOTICES: All notices from Tenant regarding opting in or opting out of this Pinata credit reporting program must be sent to Pinata@excaliburhomes.com. Any notices sent to any other email address, chat, or U.S. Post will not be applicable unless receipt of such notice is acknowledged by Excalibur Homes, LLC.

Tenant Signature Tenant Signature

Tenant Signature Tenant Signature

Tenant Signature

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Property Damage Liability Addendum

This Lease Addendum is attached to and becomes a part of the Lease Agreement (“Lease Agreement”) for the Property located at 565 Mountainview Dr, Covington, GA 30016 between 565 Mountainview Drive, LLC (“Landlord”) and                (“Tenant”). As provided in the Lease Agreement, Tenant is required to maintain property damage liability insurance during the Term of the Lease Agreement and any subsequent renewal periods. It is required that the insurance be no less than One Hundred Thousand and No/100 Dollars ($100,000.00) for damages to the property of Landlord with provisions covering, at a minimum, perils of fire, explosion, smoke and accidental water discharge, among other things. Tenant has the option to purchase a renter's insurance policy from an insurance company of his/her choice in accordance with the terms and conditions of this Addendum. In the event Tenant elects to obtain its own insurance policy, Tenant shall request that the Landlord be (a) named as an “additional interest” on Tenant’s policy and (b) noted to be informed if the Tenant’s policy is canceled or terminated. Additionally, coverage must include protection for water damage to Tenant’s unit of possession. Such policy shall be written as a policy not contributing with and not in excess of coverage which Landlord may carry, and shall remain in full force and effect during the Term of the Lease Agreement and any subsequent renewal periods.

If Tenant has not provided proof of insurance meeting the minimum requirements of the lease to Landlord, or if Tenant's insurance carrier notifies Landlord or Manager that the Tenant's insurance policy is being canceled, Tenant will automatically be enrolled in the Tenant’s Legal Liability (TLL) program provided by Manager for tenants who are not covered by a renter's insurance policy. Notwithstanding anything herein or in the Lease Agreement to the contrary, Tenant will be deemed to have satisfied Tenant’s insurance requirements set forth in the Lease Agreement when Tenant is enrolled in the Tenant's Legal Liability (TLL) program offered by Manager. All costs and expenses incurred in connection with either option shall be paid by Tenant.

In the event Tenant is enrolled in Manager's Tenant Legal Liability program, Tenant will pay the monthly fee of $20.00 associated therewith, which shall be due and payable each month without demand at the same time the rent payment is due. Landlord provides no representations and warranties with respect to the insurance or services provided by the TLL program or the sufficiency of such insurance or any other insurance described herein. The Tenant’s Legal Liability (TLL) program is not owned or operated by Landlord or Manager. Tenant is under no obligation to elect this option. Tenant understands that, while the TLL program will allow Tenant to comply with Tenant's obligation to provide $100,000.00 of general liability protection for Landlord, TLL does not provide any coverage or protection for any of Tenant's contents or other personal property.

Tenant agrees that a failure by Tenant to comply with any of the terms and conditions of this Addendum shall constitute a default under the Lease Agreement. In the event of such default to the extent permitted by Applicable Law, Landlord shall have all rights and remedies available to it under the Lease Agreement.

I HAVE READ AND UNDERSTAND THIS ADDENDUM .

Tenant Signature Tenant Signature

Tenant Signature Tenant Signature

Tenant Signature

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IMPORTANT DISCLOSURES TO TENANT(S)

INFORMATION ON LEAD-BASED PAINT AND/OR LEAD-BASED PAINT HAZARDS IN LEASE TRANSACTIONS AND TENANT(S)'

CONFIRMATION OF RECEIPT OF THE EPA'S "PROTECT YOUR FAMILY FROM LEAD IN THE HOME" AND "LEAD-SAFE CERTIFIED

GUIDE TO RENOVATE RIGHT" BROCHURES

Exhibit "B"

This Exhibit pertains to that certain Property known as: 565 Mountainview Dr, Covington, GA 30016, USA. Premises Was built prior to 1978. Hazards Lead Warning Statement

Housing built before 1978 may contain lead-based paint. Lead from paint, paint chips, and dust can pose health hazards if not managed properly. Lead exposure is especially harmful to young children and pregnant women. Before renting pre-1978 housing, landlords must disclose the presence of known lead-based paint and/or lead-based paint hazards in the dwelling. Tenants must also receive a federally approved pamphlet on lead poisoning prevention.

Landlord’s Disclosure

(a) Presence of lead-based paint and/or lead paint hazard check (i) or (ii) below.

(i) ______ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain separately):

_XX_ Landlord has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b) Records and Reports available to the landlord (check (i) or (ii) below):

(i) ______Landlord has provided Tenant with all the available records and reports pertaining to lead-based paint and/or lead based paint hazards in the housing (applicable documents attached):

__XX__ Landlord has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing. Tenant(s)’s Acknowledgment of Receipt the "Protect Your Family from Lead in Your Home Pamphlet" and the "Lead-Safe Certified Guide to Renovate Right" Pamphlet. (initial all applicable sections below)

(c) Tenant has received copies of all information, if any, listed above.

(d) Tenant has received the pamphlets Protect Your Family from Lead in Your Home and Lead-Safe Certified Guide to Renovate Right.

Agent’s Acknowledgment (Agent who informed Seller of Seller’s Obligations should check box).

(e) Landlord’s Agent or Tenant’s Agent has informed the Landlord of the Landlord’s obligations under 42 U.S.C. § 4852(d) and is aware of his/her responsibility to ensure compliance.

MN Matt Nelson, VP of Property Management

Certification of Accuracy - The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

Tenant Signature Tenant Signature

Tenant Signature Tenant Signature

Meredith Stettler

Property Manager/Agent Name

449639

Property Manager/Agent RE License

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